ALLIANCE AGREEMENT

                                   Between

                     DYNAMOTIVE ENERGY SYSTEMS CORPORATION

                                     and

                             UMA ENGINEERING LTD.


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                                TABLE OF CONTENTS
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                                                                         Page

PART 1 DEFINITIONS AND INTERPRETATION                                       2

  Definitions                                                               2
  Interpretation                                                            4
  Schedules                                                                 5

PART 2 TERM                                                                 6

  Term of Agreement                                                         6

PART 3 PROJECT MANAGEMENT COMMITTEE                                         6

  Project Management Committee                                              6
  Duties of the Project Management Committee                                6
  Management Fee                                                            7
  Meetings of the Project Management Committee                              7
  Notices of Project Management Committee Meetings                          7
  Quorum of the Project Management Committee                                7
  Decisions of the Project Management Committee                             7
  Exchange of Information for Project Management Committee                  7

PART 4 SERVICES                                                             8

  Services                                                                  8
  Exclusivity as Provider within Canada                                     8
  Conditions to the Preferred Supplier Services                             8
  Turn Key Projects                                                         9
  Marketing                                                                 9
  Fees for Engineering Sevices                                              9
  Incentives                                                                9
  Fees for Services to Licensees                                           10
  Expenses                                                                 10

PART 5 INFORMATION, ASSISTANCE AND COOPERATION                             10

  Access to DynaMotive's Technology                                        10
  Provision of Technical Assistance and Information to DynaMotive          10
  Availability of Latest Technology                                        10
  Non-Solicitation of Employees                                            10

PART 6 LICENSES, TRADEMARKS AND PATENTS                                    11
  License of the Technology                                                11
  Trademark/Brand Use                                                      11
  Action by Parties to Protect Intellectual Property from Infringement     11

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                                       - ii -

PART 7 NON-COMPETITION                                                     11

  Non-Competition by UMA                                                   11

PART 8 INTELLECTUAL PROPERTY &  CONFIDENTIALITY                            12

  Intellectual Property Ownership                                          12
  Retention of Materials                                                   12
  Disclosure                                                               12
  Assistance with Prosecution of Patents                                   12
  Confidentiality Obligations                                              13
  Publicity                                                                13
  Treatment of Confidential Information                                    14
  Actions to Protect Confidential Information                              14
  No Waiver By Virtue of Non-Exercise of Rights                            14
  Confidentiality Provisions Effective on Effective Date                   14

PART 9 WARRANTIES & LIMITED LIABILITY                                      14

  No Warranty                                                              14
  Limited Liability                                                        14
  Indemnity                                                                15

PART 10 TERMINATION                                                        15

  Termination Without Cause                                                15
  Termination for Cause                                                    15
  Notice of Fundamental Breach                                             16
  Curing of Fundamental Breach                                             16
  Termination on Failure to Cure Fundamental Breach                        16
  Termination of PSA'S                                                     16

PART 11 DISPUTE RESOLUTION                                                 17

  Dispute Resolution                                                       17

PART 12 GENERAL                                                            18

  Applicable Law                                                           18
  Modifications, Approvals and Consents                                    18
  Further Assurances                                                       18
  Entire Agreement                                                         18
  Expenses                                                                 18
  Notices                                                                  19
  Deemed Receipt                                                           19
  Change of Address for Notice                                             20
  Force Majeure                                                            20
  Time Limits Extended                                                     20
  Elimination of Intervening Event                                         20
  Continuation of Intervening Event                                        20

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                                       - iii -


  Enurement                                                                20
  Severability                                                             21
  Survivability                                                            21
  Deemed Term of Agreement                                                 21
  Time of the Essence                                                      21
  Counterparts                                                             21
  No Partnership or Unincorporated Joint Venture                           22

                                ALLIANCE AGREEMENT

THIS AGREEMENT is dated for reference January 29, 2004

AMONG:
             DYNAMOTIVE TECHNOLOGIES CORPORATION, a
             company having an office at 105-1700 West 75th Avenue, Vancouver, British Columbia, Canada V6P 6G2

             ("DynaMotive")
AND:

             UMA ENGINEERING LTD., a company having its head office at Suite 1700, Oceanic Plaza, 1066 West Hastings, Vancouver, British Columbia, Canada V6E 3X2

             ("UMA")

             (DynaMotive and UMA are collectively referred to herein as the "Parties" and individually as a "Party")

WHEREAS:

(A) DynaMotive owns certain patented technology and other know-how including improvements and related technologies for production of a clean fuel alternative known as "Bio-Oil" through a pyrolysis process (collectively the "Technology" as defined herein) and wishes to develop and commercially exploit the Technology;

(B) UMA provides engineering consulting, technical support, and project management services; and

(C) DynaMotive wishes to engage UMA to provide engineering consulting, technical support , and project management services to assist in the development, research and evaluation and commercial exploitation of the Technology;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT the Parties mutually covenant and agree as follows:

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                                       - 2 -

                                      PART 1

                          DEFINITIONS AND INTERPRETATION

Definitions

1.1 In this Agreement, including the recitals, except as otherwise expressly provided or unless the context otherwise requires,

     (a) "Affiliate" of, or a Person "Affiliated" with, a particular Person, means a Person that, directly or indirectly, controls, is under common control with or is controlled by the specified Person;

     (b) "Bio Oil" means the fuel oil produced from biomass using the Technology;

     (c) "Breaching Party" has the meaning ascribed to that term in para 10.2;

     (d) "Business Day" means a day that is not a Saturday or a Sunday or a Canadian federal or a British Columbia provincial or Argentinean federal statutory holiday;

     (e) "Confidential Information" means any confidential oral, written or electronic data and information now or hereafter existing during the currency of this Agreement, clearly identified as confidential, relating to the business and management of either Party, to which access is granted or obtained by the other Party;

     (f) "Control" of a corporation, limited liability company, other body corporate or other entity by a Person only occurs, for the purposes of this Agreement, if

          (i) securities of the corporation, limited liability company, other body corporate or other entity to which are attached more than 50% of the votes that may be cast to elect directors of the corporation, limited liability company, other body corporate or other entity (or other members of the governing body of the corporation, limited liability company, other body corporate or other entity, if it has no board of directors) or other rights to elect a majority of directors or such other members are held, other than by way of security or pledge only, by or for the benefit of that Person, and

          (ii) the votes attached to those securities are sufficient, or such rights are sufficient, if exercised, to elect a majority of the directors (or other members of the governing body of the corporation, limited liability company, other body corporate or other entity, if it has no board of directors) of the corporation, limited liability company, other body corporate or other entity;

     (g) "DynaMotive Business" means the business of researching, developing, designing, manufacturing, assembling, installing, distributing, marketing and commercial exploitation of the Technology;

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                                       - 3 -

     (h) "Effective Date" means the date on which this Agreement is executed by the parties hereto;

     (i) "Encumbrance" means any mortgage, charge, pledge, hypothecation, lien, easement, right-of-way, encroachment, security interest, covenant, condition, right of re-entry, right of possession, lease, license, assignment, option, claim or other title defect, encumbrance or charge, whether or not registered or registrable and whether or not consensual or arising by law, statutory or otherwise;

     (j) "Existing Affiliate", at any particular time, means any entity defined as an affiliate of either Party as at the Effective Date;

     (k) "Fundamental Breach" has the meaning ascribed to that term in para 10.2;

     (l) "GAAP" means, with respect to the determination of any accounting issue relating to a financial statement or record or any component thereof for any corporation, limited liability company or body corporate the generally accepted accounting principles applicable in Canada;

     (m) "Governmental Authority" means, the government of any sovereign country and includes every state, province or territory and the government of any other applicable subdivision, and each ministry, department, commission, board, boreau or other agency of, or municipality, regional district or other local governing body established by, any such government, or other political subdivision thereof, and includes any Person exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government;

     (n) "Improvements" means all updates, modifications, enhancements, improvements and derivations related to Intellectual Property Rights or Know-How;

     (o) "Intellectual Property Rights" or "IPRs" of a Person means that Person's rights to all inventions, designs, trade secrets, ideas, work, technology, innovations, creations, concepts, moral rights, development drawings, research, analysis, experiments, copyrights, data, formulas, methods, procedures, processes, systems and techniques whether or not a registration or record as a patent, industrial design or similar proprietary right has been obtained or applied for, including any Improvements thereto;

     (p)  "Intervening Event" has the meaning ascribed to that term in para
     12.8;

     (q) "Know-How" of a Person means that Person's rights to all inventions, designs, trade secrets, ideas, work, technology, know-how, innovations, creations, concepts, moral rights, development drawings, research, analysis, experiments, copyrights, data, formulas, methods, procedures, processes, systems and techniques for which no registration or record as a patent, industrial design or similar proprietary right has been obtained or applied for, but does not include trademarks or trade names;

     (r) "Liabilities" in respect of a Person means collectively, all liabilities, indebtedness, capitalized lease obligations, advances,

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                                       - 4 -

     debts, duties, endorsements, guarantees, obligations, responsibilities and undertakings of such Person assumed, created, incurred, or made, or to which such Person is bound or subject, whether voluntary or involuntary, however arising, whether due or not due, absolute, inchoate or contingent, liquidated or unliquidated, determined or undetermined, direct or indirect, express or implied, and whether in respect of which such Person is liable individually or jointly with others;

     (s) "Non-Breaching Party" has the meaning ascribed to that term in para 10.2;

     (t)  "Notice" has the meaning ascribed to that term in para 12.5;

     (u) "Notice of Fundamental Breach" has the meaning ascribed to that term in para 11.2;

     (v) "Notice of Termination" has the meaning ascribed to that term in para 10.5;

     (w) "Person" means an individual, corporation, body corporate, firm, limited liability company, partnership, syndicate, joint venture, society, association, trust or unincorporated organization or Governmental Authority or trustee, executor, administrator or other legal representative;

     (x) "Personal Property" means all right, title and interest of a Party in and to property and assets, other than rights under contracts or agreements (except Intellectual Property Rights and rights in respect of Know-How), land and buildings;

     (y) "Project Management Committee" means the management committee to be formed by DynaMotive and UMA pursuant to para 3.1;

     (z) "Services" means the technical support, consulting, research, personnel and other services to be provided by UMA under this Agreement;

     (aa)  "Technology" has the meaning ascribed to it in Recital (A).

     (bb)  "Technology License" has the meaning ascribed to it in para 6.1;

     (cc)  "Term" has the meaning ascribed to it in para 2.1;

     (dd) "Third Party" in relation to a Party means an individual, corporation or other entity with which that Party deals at arm's length and that is not an Affiliate of that Party.


Interpretation

1.2 In this Agreement, except as otherwise expressly provided or unless the context otherwise requires,

     (a) "This Agreement" means this Alliance Agreement, including the Schedules hereto and as from time to time supplemented or amended by one or more agreements entered into pursuant to the applicable provisions hereof;

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                                       - 5 -


     (b) the headings in this Agreement are inserted for convenience only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

     (c) the word "including", when following any general statement or term, is not to be construed as limiting the general statement or term to the specific items or matters set forth or to similar items or matters, but rather as permitting the general statement or term to refer to all other items or matters that could reasonably fall within its broadest possible scope;

     (d) all accounting terms not otherwise defined herein have the meanings assigned to them, and all calculations to be made hereunder are to be made, in accordance with GAAP applied on a consistent basis;

     (e) a reference to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations;

     (f) a reference to an entity includes any successor to that entity;

     (g) words importing the masculine gender include the feminine or neuter, words in the singular include the plural, words importing a corporate entity include individuals, and vice versa;

     (h) a reference to "approval", "authorization" or "consent" means written approval, authorization or consent;

     (i) a reference to a Part is to a Part of this Agreement or to a Part of a Schedule hereto and the symbol para followed by a number or some combination of numbers and letters refers to the section, paragraph, subparagraph, clause or subclause of this Agreement so designated;

     (j) except as otherwise expressly provided, a reference to currency herein means Canadian Dollars and all amounts payable hereunder will be paid in Canadian dollars; and

     (k) any currency conversions required under this Agreement will be converted at the Exchange Rate for the day on which such conversion is required.

Schedules

1.3 Schedule A - The Professional Services Agreement (PSA) attached hereto for the 100TPD BioOil Demonstration Plant at Erie Flooring is typical of the service agreements that Dynamotive and UMA intend to execute specifically for each project covered by this Alliance. If there is any conflict or inconsistency between the terms and conditions of the main body of this Agreement and the terms and conditions of PSA's, the terms and conditions of the PSA will govern.

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1.4  Schedule B - The UMA Group Fee Schedule attached details the fees that
UMA will charge for services specifically authorized by DynaMotive as being outside the scope of any of the PSA's or the services required by this Alliance Agreement.


                                       PART 2

                                       Term

Term of Agreement

2.1 This Agreement will commence on the Effective Date and continue for three years (the "Term").

2.2 Except as provided in Part 10, this Agreement may not be terminated by either Party before the first anniversary of the Effective Date except for cause pursuant to section 10.2. After the first anniversary of the Effective Date, this Agreement may be terminated by either Party by providing six months written notice to the other Party. Any notice of termination given by either Party before the first anniversary of the Effective Date shall be deemed to have been received on the day following the anniversary of the Effective Date and shall be effective from that date.


                                        PART 3

                            Project management committee

Project Management Committee

3.1 Forthwith after the Effective Date, DynaMotive and UMA will form a Project Management Committee. The Project Management Committee will be comprised of three representatives appointed by DynaMotive and two representatives from UMA. Each Party will bear the costs of its own operations in connection with Project Management Committee activities. By mutual agreement, the Project Management Committee may be expanded in future to incorporate additional parties.

Duties of the Project Management Committee


3.2 The Project Management Committee will provide advice and assistance to DynaMotive and UMA and in particular, will

     -  Co-ordinate the development of the Technology
     -  Propose solutions for issues that may arise among any of the parties;
     -  Exchange cost and technical information related to the Technology;
     -  Monitor the delivery of all projects and the performance of all
     -  project parties; and
     -  Prepare marketing and development plans for growing the business.

subject to the confidentiality provisions contained herein.

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Management Fee

3.3 UMA will be paid a monthly Management Fee for the contribution of its appointees to the Project Management Committee. This fee will cover all costs incurred by the appointees in carrying out their duties under this Part 3. The monthly fee will be equal to $5,000 for the first 6 months of this agreement, to be paid in shares of DynaMotive. Thereafter the management fee will be re-evaluated, with due consideration for the activity level of project development, such that if additional projects are proceeding, no further Management Fee will be paid. The shares shall be valued at the last closing price of DynaMotive shares on the last day of the preceding month. All shares shall be subject to a one year hold period from the date of issurance in Canada and United States. UMA represents it is an '' accredited investor'' for purposes of this provision being a corporation with at least Cdn.$5 million in net assets on its last balance sheet.

Meetings of the Project Management Committee

3.4 The Project Management Committee will meet, in person or by teleconference or video conference, no less frequently than once a month or such other frequency as mutually agreed.

Notices of Project Management Committee Meetings

3.5 At least 7 days' notice of a meeting of the Project Management Committee given by any member thereof, specifying the purpose, time, date and location of such meeting in Vancouver, Canada, or such other location agreed to among the Parties represented on the Project Management Committee, will be deemed to be sufficient notice of such meeting.

Quorum of the Project Management Committee

3.6 Participation by a majority of the members of the Project Management Committee, including at least two representatives of DynaMotive on the Project Management Committee, will constitute a quorum at any regular meeting of the Project Management Committee, and any action to be taken by vote of the Project Management Committee will be authorized by vote of not less than a majority of those participants present at any such meeting at which a quorum is present and continuing, provided that such majority includes at least two representatives of DynaMotive on the Project Management Committee. The Project Management Committee may also act by the written consent of all members then in office.

Decisions of the Project Management Committee

3.7 Recommendations made by the Project Management Committee reached in accordance with this Part 3 will be passed to the respective managements of both Parties for review, approval, and implementation

Exchange of Information for Project Management Committee

3.8 As long as it is entitled to be represented on the Project Management Committee, DynaMotive and UMA will, subject to the confidentiality

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                                       - 8 -

requirements of each such Party, provide to the Project Management Committee access to its relevant technical information, including Intellectual Property Rights and Know-How, ona need-to-know basis in order to ensure the co-ordination and optimization of the Technology; provided, however that such access will not constitute a license or any other right of any of any Party to use and exploit the Intellectual Property Rights or Know-How of the other Party.


                                    PART 4

                                   Services
Services

4.1 UMA will provide the Services to DynaMotive and licensees of Technology pursuant to terms and conditions similar to those set out in Schedule A.

Preferred Supplier

4.2 The parties acknowledge that this Alliance includes a preferred commercial relationship whereby rights of first refusal to supply certain services in Canada are hereby provided to UMA. The certain services to be provided and the contractual terms and conditions governing their provision will be detailed in a PSA for each project similar to the attached PSA in schedule A.

Fees under this heading are anticipated to reasonably reflect UMA's standard fees for similar services in similar circumstances, giving due consideration to the preferred relationship conferred by this agreement.

UMA and DynaMotive my establish a special purpose company to provide the above services.

Services envisaged to be provided under this Alliance Agreement include:

    (a)  Project Definition and Feasibility Studies
    (b)  Conceptual  Engineering
    (c)  Detailed Engineering;
    (d)  Procurement Assistance
    (e)  Project and Construction Management
    (f)  Commissioning and Start-up Assistance

The above (a) through (f) are collectively the "Preferred Supplier Services".


Conditions to the Preferred Supplier Services

4.3 The Preferred Supplier Services set forth in in para 4.2 will apply only with respect:

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                                       - 9 -


    (a)  to services that UMA is reasonably competent to provide,

    (b) in circumstances where UMA has the required resources ready and available to ensure the provision of the required services in a timely, efficient and effective manner, as when and where required by DynaMotive, and

    (c) in circumstances where DynaMotive has the authority with respect to the particular project to select UMA as the provider of the services in question.

Following receipt of notice from DynaMotive setting forth the terms and conditions and other details of the services to which the right of first refusal applies, UMA will confirm in writing to DynaMotive within 10 days whether it is willing to provide those services upon the terms and conditions set forth in the notice from DynaMotive. If UMA fails to confirm its acceptance as provided herein, DynaMotive will be free to engage a third party to provide the services substantially upon those terms and conditions. If DynaMotive can demonstrate reasonably that UMA's price is 7.5% or more higher, or that its terms and conditions of service are materially less favourable to DynaMotive than those of other qualified service providers, UMA may either adjust its price or terms and conditions as required to match the other service provider or decline to provide those services. If during any 12 month period UMA declines to provide services to which the Preferred Supplier Services applies 30% of the time, UMA's right to be the preferred supplier of services will be cancelled.

Turn Key Projects

4.4 DynaMotive will make commercially reasonable efforts to recommend UMA to Third Parties to be the provider of services similar to the Services under this Agreement related to EPC and EPCM work in Canada.


4.5 During the execution of the projects, UMA will cooperate with TECNA SA who will act as owner-engineers on behalf of DynaMotive.

Marketing

4.6 UMA will assist in all aspects of marketing, promoting and selling the Technology in all relevant and applicable markets, as agreed upon by the parties.

Fees for Engineering Services

4.7 UMA will be compensated for its services on each project in accordance with the terms and conditions to be negotiated and specified in each PSA.

Incentives
4.8 Technology improvements / Efficiency gains. Both parties agree to negotiate in good faith progress milestones and incentive remuneration based on achievements of milestones.

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                                       - 10 -

Fees for Services to Licensees

4.9 Regardless of the provisions of para 4.7, if UMA provides services to Third Parties on behalf of DynaMotive, UMA will charge the rates set out in Schedule B for such services.

Expenses

4.10 For matters pre-approved by DynaMotive, reasonable travel, living and other expenses will be reimbursed to UMA by DynaMotive at cost within 30 days of receipt by DynaMotive of an invoice for such expenses together with appropriate supporting invoices or other verification acceptable to DynaMotive acting reasonably.



                                      PART 5

                    INFORMATION, ASSISTANCE AND COOPERATION

Provision by DynaMotive of the Technology

5.1 DynaMotive will provide UMA with reasonable access to information related to the Technology subject to such restrictions, as DynaMotive may consider appropriate to safeguard confidentiality.

Provision of Technical Assistance and Information to DynaMotive

5.2  UMA will provide DynaMotive with

     (a) reasonable access to information to all information in UMA's control or possession related to the Technology; and

     (b) technical assistance and information in respect of the development of manufacturing processes and high volume manufacturing of Bio Oil and testing methodology relevant or useful for the Technology.

Availability of Latest Technology

5.3 DynaMotive will make available to UMA the Technology embodying the latest technology available to or known by DynaMotive.

Non-Solicitation of Employees

5.4 Other than any transfers and secondments of employees contemplated in this Agreement, no Party, will from the date of execution of this Agreement and until the expiry of one year after the termination or expiration of this Agreement, solicit for employment or employ any Person who is or was an employee of the other Party or induce any such employee to leave his or her employment with such other Party.

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                                       - 11 -


                                      PART 6

                          LICENSES, TRADEMARKS AND PATENTS

License of the Technology

6.1 DynaMotive hereby grants a non-exclusive, royalty free license to UMA for the sole purpose of studying, evaluating, experimenting and researching to discover and evaluate the qualities, properties and benefits of the Technology and improve the Technology efficacy, potency and cleanliness in its current and prospective uses; and to develop further new uses for the Technology (the "Technology License") subject to the terms and conditions of this Agreement.

6.2 The Technology License shall be co-terminus with the expiration or termination of this Agreement.

Trademark/Brand Use

6.3 Nothing contained in this Agreement provides a licence to use any of the other Party's trademarks, tradenames or name in any manner whatsoever.

Action by Parties to Protect Intellectual Property from Infringement

6.4 If UMA becomes aware of any infringement of DynaMotive's Intellectual Property Rights by a Third Party, UMA will immediately notify DynaMotive of such infringement and provide all reasonable assistance to DynaMotive, at DynaMotive's direction and expense, in the prosecution or defence of DynaMotive's Intellectual Property Rights.


                                      PART 7

                                  NON-COMPETITION


Non-Competition by UMA

7.1 UMA will not directly or indirectly, in sole proprietorship, in any partnership or joint venture or as an owner of more than 10% of the voting shares in the capital of any class of a corporation or in any other manner, compete with DynaMotive in the research, development, production, distribution, sale or service of the Technology during the Term of this Agreement and, for a period of 10 years following the termination or expiration of this Agreement.

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                                       - 12 -

                                       PART 8


                         INTELLECTUAL PROPERTY & CONFIDENTIALITY


Intellectual Property Ownership

8.1 Notwithstanding anything to the contrary in this Agreement, all intellectual property and improvements, enhancements and modifications thereto; materials, documents, data, information, know-how, methodologies, techniques, opinions and suggestions of every kind and description supplied to UMA by or on behalf of DynaMotive or prepared or developed by UMA for improvements of the Technology, pursuant to this Agreement, shall be the sole and exclusive property of DynaMotive.

8.2 DynaMotive shall have the sole right to make whatever use it deems desirable of any of the same; provided that UMA may retain copies of such materials if and to the extent required by applicable laws.

Retention of Materials

8.3 Unless otherwise required by law or the terms of this Agreement, all such DynaMotive property which UMA shall have in its possession shall be maintained in a safe and secure place by UMA for a period of not less than three years from the date of receipt thereof and shall be organized in such manner that it will be ready for immediate reference.

8.4 After three years or such longer period as may be required by applicable laws, UMA will dispose of or deliver such property to DynaMotive in accordance with DynaMotive's written instructions.

8.5 If DynaMotive fails to give those instructions, UMA will notify DynaMotive in writing of that fact and, if said instructions are still not forthcoming within 30 days of such notification then UMA may destroy such property as it determines.

Disclosure

8.6 UMA will disclose promptly and fully to DynaMotive or its nominee any and all patentable inventions, discoveries, Know-How, methodologies, techniques and improvements learned, conceived or made by or on behalf of UMA or its employees or agents relating to the Technology.

Assistance with Prosecurion of Patents

8.7 Whenever requested to do so by DynaMotive, UMA will execute (and will cause each and every one of its employees and agents to execute) any and all applications, assignments or other instruments and give testimony which DynaMotive shall deem necessary to apply for any obtain letters of patent, copyright or other similar protections available in the Canadian, Canada or any other country or to otherwise protect DynaMotive's interest therein provided that DynaMotive will reasonably compensate UMA for any time devoted

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                                       - 13 -


to said activities after the term hereof and to reimburse it for expenses incurred in connection therewith.

8.8 UMA acknowledges DynaMotve's exclusive ownership of all intellectual property rights related to the Technology and will assign to DynaMotive, on terms substantially similar to this section, all patentable inventions, discoveries, improvements, know-how, methodologies, techniques and other intellectual property relating to the Technology learned, conceived or made by UMA under this Alliance Agreement.

Confidentiality Obligations

8.9 During the Term and for a period of five years following its expiration or termination for any reason, each Party will, and will cause its directors, officers, employees and agents to, keep all Confidential Information disclosed to any of them by the other Party confidential and will not use or disclose such Confidential Information to any Person except to the extent

   (a) such use or disclosure is expressly permitted or contemplated pursuant to this Agreement or any agreement contemplated herein;

   (b) such use or disclosure is strictly necessary to enable the recipient of such Confidential Information to exercise its rights and perform its obligations under this Agreement or any agreement contemplated in this Agreement;

   (c ) such use or disclosure is required by applicable law;

   (d) such information is in the public domain other than as a result of a breach of this Agreement or any agreement contemplated in this Agreement; or

   (e) such use or disclosure is required pursuant to a final order or judgement of a court of competent jurisdiction and in such case the Parties will cooperate with one another to obtain an appropriate protective order or other reliable assurance that the confidentiality of such Confidential Information will be maintained.

Publicity

8.10 Each Party will not, and will ensure that its Affiliates, directors, officers, employees and agents do not, release any publicity or advertising relating to this Agreement, the agreements and instruments entered into pursuant to this Agreement or the transactions contemplated hereunder and thereunder to any Third Party, including any news media organization, without the prior consent of the other Party.

Treatment of Confidential Information

8.11 Each Party acknowledges that the Confidential Information of the other Party consists in part of information vital to the business and commercial prospects of the other Party and that such information is the special, valuable and unique property of the other Party and would not normally be disclosed to it. Accordingly, each Party agrees to act as a fiduciary of the other Party and to use commercially reasonable efforts to protect Confidential Information and keep it confidential using a standard of care no less than the degree of care that such Party would be reasonably expected to employ for its own Confidential Information.

Actions to Protect Confidential Information

8.12 Without prejudice to any other rights or remedies, in the event of litigation relating to a breach of the provisions of this Part 8, if a court of competent jurisdiction determines in a final, non-appealable order that any of such provisions has been breached, the Party in breach will indemnify and hold harmless the other Party for its costs and expenses (including reasonable legal fees and expenses) incurred in connection with all such litigation.

No Waiver By Virtue of Non-Exercise of Rights

8.13 No failure or delay by either Party or either Party's respective representatives in exercising any right, power or privilege under this Part 8 will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder. No provision of this Part 8 may be waived or amended nor any consent given except in writing signed by a duly authorized officer of each Party so waiving or consenting.

Confidentiality Provisions Effective on Effective Date

8.14 The provisions contained in this Part 8 will take effect on the Effective Date, at which time they will supersede the terms and conditions contained in any previous agreement or undertaking between DynaMotive and UMA.


                                      PART 9

                                 Limited Liability


No Warranty

9.1 Except as expressly stated in this Agreement, DynaMotive makes no warranty, representation, condition, or covenant of any kind, express, or implied, oral or written, statutory or otherwise, all implied warranties, representations, conditions or covenants of merchantable quality or fitness for a particular purpose or warranties arising from a course of dealing or usage of trade or that any product to be developed as part of the agreement will become functional or does not infringe upon the Intellectual Property Rights of any Third Party are hereby expressly waived and disclaimed.

Limited Liability

9.2 DynaMotive will not be liable to UMA with respect to anything done or omitted to be done, in accordance with the terms of this Agreement or instructions properly received pursuant hereto, if done in good faith and with reasonable care and without wilful or wanton misconduct on DynaMotive's part.

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                                       - 15 -


9.3 DynaMotive will not be liable to UMA for any act or omission that results in any claim, damage or legal action whatsoever for any act or omission of UMA in performing any of obligations required of UMA under this Agreement

Indemnity

9.4 UMA 's indemnity obligations will be specified in each PSA for each separate project. The obligations set out in Schedule A are indicative of the indemnity obligations that UMA will provide.

9.5 DynaMotive will indemnify and hold UMA harmless against any loss, claim, damage, judgement, liability or expense (including reasonable legal fees and expenses on a solicitor and his own client basis) resulting from direct act or omission of DynaMotive wich results in a breach of its obligations under this Agreement which causes direct loss to UMA.

9.6 Notwithstanding any provision to the contrary contained in this Agreement, neither of the parties shall be responsible for losses or consequential, indirect or special damages of any kind that arise from or are in any way related to the performance or breach of this Agreement except for a breach of an obligation under Part 8.

9.7 Except as otherwise provided in PSA's and except for a breach of an obligation under Part 7 and 8, the total liabilities of one Party against the other Party arising from any liabilities of rfailures to comply with obligations under this Agreement will be limited to the amount of $25,000.

9.8 On a case by case basis, the parties will judge if DynaMotive requires additional insurance coverage for contingencies. If, such additional coverage is available on commercially reasonable terms and is recommended by UMA, but DynaMotive decides not to obtain that coverage, UMA will be released of any responsibility arising from such decision.



                                       PART 10

                                     TERMINATION


Termination Without Cause

10.1 Any Party may terminate this Agreement without cause by giving, at any time after the first anniversary of the Effective Date, at least six months' notice in writing of such termination.

Termination for Cause

10.2 Subject to para 10.3, para 10.4 and para 10.5, if a Party (a "Breaching Party") directly or indirectly

   (a) commits a material breach of any provision of Part 8;

   (b) commits a material infringement of any interest of the other Party in Intellectual Property Rights or Know-How; or

   (c ) commits a material default in observing or performing any other material covenant, agreement or condition of this Agreement on its part to be observed;

(each a "Fundamental Breach") the result of which is that it would be unconscionable for the other Party (the "Non-Breaching Party") to be obligated to continue to observe its covenants and obligations under this Agreement, the Non-Breaching Party may terminate this Agreement for cause.

Notice of Fundamental Breach

10.3 A Party that determines that a Fundamental Breach has occurred may give written notice of such Fundamental Breach (the "Notice of Fundamental Breach") to the Breaching Party and a copy of such notice to each other Party, which notice will set out in reasonable detail the nature of the Fundamental Breach and will expressly refer to this Part 10.

Curing of Fundamental Breach

10.4 A Breaching Party that receives a Notice of Fundamental Breach will have such reasonable period of time as is necessary to cure such breach, but in any event no more than 30 days from the date of receipt by it of a Notice of Fundamental Breach, and if such Breaching Party cures the Fundamental Breach which is the subject of the Notice of Fundamental Breach within such period, or the Party or Parties that gave notice of such Fundamental Breach under para 11.3 waive such Fundamental Breach within such period, the rights of the Non-Breaching Parties under this Part 10 in respect of such Fundamental Breach will terminate.

Termination on Failure to Cure Fundamental Breach

10.5 If a Breaching Party does not cure a Fundamental Breach for which it has received a Notice of Fundamental Breach within the period of time prescribed in para 10.4 and the Fundamental Breach is not waived in accordance with para 10.4, the Non-Breaching Parties in respect of such Fundamental Breach may, by mutual agreement and by notice (the "Notice of Termination") to the Breaching Party, terminate this Agreement effective the date of the Notice of Termination. Unless so terminated, this Agreement will continue in full force and effect except as otherwise expressly provided herein.

Termination of PSA's

10.6 A Party may terminate a Service Schedule pursuant to the terms and conditions of the Service Schedule without terminating this Agreement.

                                     PART 11

                               DISPUTE RESOLUTION

Dispute Resolution

11.1 Any dispute between the parties in connection with the Agreement and not subject to the provisions contained in the PSA's

   (a) will first be attempted to be resolved by the parties through good faith negotiations and in connection therewith, either Party may request in writing that the other Party meet and commence such negotiations within a reasonable period of time (in no event later than seven days) after such request; if within seven days after commencement of negotiations, the parties cannot come to agreement, the parties will attempt to resolve the dispute by mediated negotiation and will use best efforts to agree on the choice of mediator within seven days of a request for mediation by one Party to the other;

   (b) if the matter cannot be resolved by mediation within 14 days after the appointment of a mediator, or if the parties cannot agree on a mediator within seven days after a request of a Party to appoint a mediator, either Party may refer the matter to arbitration in accordance with the provisions set out below;

   (c) any dispute between the parties which cannot be settled by negotiation or mediation will be determined by arbitration in accordance with the Commercial Arbitration Act (British Columbia) and arbitration will be the exclusive method for final resolution of such dispute;

   (d) there will be a single arbitrator who will be disinterested in the dispute or controversy and will be impartial with respect to all parties hereto. If the parties cannot agree on an arbitrator within seven days after the dispute going to arbitration, the appointment will be according to the Commercial Arbitration Act (British Columbia);

   (e) the determination of the arbitrator will be final and binding on the parties;

   (f) each Party will bear its own costs in any such arbitration, provided that, if the arbitrator finds that any Party acted unreasonably he may, in his discretion, award costs against such Party;

   (g) the arbitrator will have the discretionary authority to grant injunctive relief and specific performance as may be requested by a Party;

   (h) any order of an arbitrator may be entered with a Court of competent jurisdiction for the purposes of enforcement;

   (i) the place of arbitration will be Vancouver, British Columbia; and

   (j) the arbitrator will give effect insofar as possible to the desire of the parties hereto that the dispute or controversy be resolved in accordance with good commercial practice, and the arbitrator will decide such dispute in accordance with the laws of British Columbia.


                                      PART 12

                                      GENERAL


Applicable Law

12.1 This Agreement is and will be deemed to have been made in British Columbia and the construction, validity and performance of this Agreement will be governed in all respects by the laws of the Province of British Columbia. The parties hereto irrevocably attorn to the jurisdiction of the courts of the Province of British Columbia in regard to any claim or action arising out of this Agreement.

Modifications, Approvals and Consents

12.2 No amendment, modification, supplement, termination or waiver of any provision of this Agreement will be effective unless in writing signed by each of the Parties having rights under this Agreement at that time and then only in the specific instance and for the specific purpose given.

Further Assurances

12.3 The Parties will execute such further assurances and other documents and instruments and do such further and other things as may be necessary to implement and carry out the intent of this Agreement.

Entire Agreement

12.4 The provisions in this Agreement constitute the entire agreement between the Parties in respect of the matters agreed to or expressly contemplated herein and supersede all previous expectations, understandings, communications, representations and agreements, including the MOU between the Parties dated May 31, 2002, whether verbal or written among such Parties.

Expenses

12.5 Except as otherwise expressly stated in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement.

Notices

12.6 Every notice, request, demand, direction or other communication (a "Notice") required or permitted to be given pursuant to this Agreement will be deemed to be well and sufficiently given if in writing, in the English language, and delivered by hand (including recognized overnight courier service) in each case addressed as follows:

   (a) if to DynaMotive at:

   105 -1700 West 75th Avenue
   Vancouver, British Columbia
   Canada, V6P 6G2

   Fax: (604) 267-6005
   Attention: Andrew Kingston

   with a copy to

   Lang Michener
   1500 - 1055 West Georgia Street
   Vancouver, British Columbia
   Canada  V6E 4N7

   Fax: (604) 685-7084
   Attention: Bernie Zinkhofer

   (b) if to UMA at:

   3030 Gilmore Diversion
   Burnaby, British Columbia, V5G 3B4

   with copy to

   Suite 1700, Oceanic Plaza
   1066 West Hastings St.
   Vancouver, British Columbia, V6E 3X

   Attention: Bob Foran

or to such other address as is specified by the particular Party by Notice to the others.

Deemed Receipt

12.7 Any Notice delivered as aforesaid will be deemed conclusively to have been effectively given and received on the day Notice was delivered as aforesaid if it was delivered on a day that was a Business Day or on the next day that is a Business Day if it was delivered on a day that was not a Business Day.

Change of Address

12.8 A Party may at any time, by Notice to the others, change its address or fax number to some no less convenient address and will so change its address whenever its address ceases to be suitable for delivery by hand.

Force Majeure

12.9 No Party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its control including acts of God, fire, flood, explosions, strikes, lockouts or other industrial disturbances, laws, rules and regulations or orders of any duly constituted governmental authority (each an "Intervening Event").

Time Limits Extended

12.10 Subject to para 12.11, all time limits imposed by this Agreement will be extended by a period equivalent to the period of delay resulting from an Intervening Event.

Elimination of Intervening Event

12.11 A Party relying on the provisions of para 12.8 will take all reasonable steps to eliminate any Intervening Event and, if possible, will perform its obligations under this Agreement as far as practical, but nothing herein will require the Party to question or test the validity of any law, rule, regulation or order of any governmental authority or to complete its obligations if an Intervening Event renders completion impossible.

Continuation of Intervening Event

12.12 If an Intervening Event continues for more than 180 days and materially adversely affects the ability of a Party to perform its obligations hereunder, the Parties will use their best efforts to adapt the requirements of this Agreement and each other agreement contemplated in this Agreement in a manner that achieves to the greatest extent possible the economic, legal and commercial objectives of such Parties as evidenced in this Agreement and the agreements contemplated in this Agreement and, if they do not agree on the manner in which such requirements should be adopted within a further 90 days, any such Party may require the matter to be determined in accordance with Part 11.

Enurement

12.13 This Agreement will enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. This Agreement may not be assigned by a Party without the consent of the other, not to be unreasonably withheld.

Severability

12.14 If any provision contained in this Agreement is found by any court, arbitrator or Governmental Authority, for any reason, to be invalid, illegal or unenforceable in any respect in any jurisdiction,

   (a) the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless in either case as a result of such determination this Agreement would fail in its essential purpose; and

   (b) the Parties will use their best efforts to substitute for any provision that is invalid, illegal or unenforceable in any jurisdiction a valid and enforceable provision which achieves to the greatest extent possible the economic, legal and commercial objectives of such invalid, illegal or unenforceable provision and of this Agreement and, failing the agreement of the Parties on such a substitution within 30 days after the finding of the court, arbitrator or Governmental Authority any Party may refer the matter for dispute resolution under Part 11.

Survivability

12.15 Unless otherwise expressly provided in this Agreement, those provisions which by their nature are intended to survive the expiration or termination of this Agreement will survive and remain in effect for a period of three years following the expiration or termination of this Agreement. The provisions of Part 7 (Non-Competition) shall survive for a period of 10 years, and the provisions of para 8.9 (Confidentiality Obligations) shall survive for a period of five years, following the expiration or termination of this Agreement. The provisions of para 8.1 shall continue in effect indefinitely regardless of the expiration or termination of this Agreement

Deemed Term of Agreement

12.16 If the length of the term of this Agreement is found by any court, arbitrator or Governmental Authority to be invalid, illegal or unenforceable, the term of this Agreement will be deemed to be replaced by a term having the maximum length of time which is not invalid, illegal or unenforceable according to such court, arbitrator or Governmental Authority.

Counterparts

12.17 This Agreement may be executed in any number of notarial authentic copies, each of which will together, for all purposes, constitute one and the same instrument, binding on the Parties, and each of which will together be deemed to be an original.

No Partnership or Unincorporated Joint Venture

12.18 The Parties expressly disclaim any intention to create or form a partnership or unincorporated joint venture among any of the Parties or any of the other corporations referred to in this Agreement.

IN WITNESS WHEREOF this Agreement has been executed by the Parties on the 29th of January, 2004.

DYNAMOTIVE ENERGY SYSTEMS CORPORATION

Per:  Andrew Kingston
     --------------------
     Authorized Signatory

UMA ENGINEERING LTD

Per:  /S/
     --------------------
     Authorized Signatory